EXHIBIT 99.1

FOR RELEASE December 7, 2012

SOURCE: Uni-Pixel, Inc.

UniPixel and Major PC Maker Enter Multi-Million Dollar Preferred Price and Capacity License Agreement to Introduce Products with UniBoss-based Touch Screens

THE WOODLANDS, Texas — December 7, 2012 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films to the touch screen, flexible printed electronics, and lighting and display markets, has joined forces with a manufacturer of personal computers to develop and introduce products that feature next-generation touch screens based on UniPixel’s UniBoss™ pro-cap, multi-touch sensor film.

UniPixel has granted the PC maker a limited exclusive license in the notebook market segment for UniBoss Performance Engineered Film technology that provides the licensee priority development, dedicated production capacity and preferred pricing. The license can be extended to the PC maker’s supply chain, including third-party manufacturing partners, touch panel module manufactures, controller manufactures, LCD makers and original design manufacturers. The terms of the agreement and name of the PC maker are confidential.

“The preferred price and capacity license agreement furthers UniPixel’s stated go-to-market strategy,” said UniPixel president & CEO, Reed Killion. “Our strategy includes offering reduced pricing, dedicated production capacity and limited exclusives to licensees, while enabling UniPixel to expand production capacity.”

“The license agreement also represents a major step towards worldwide commercialization of our UniBoss touch screen technology,” continued Killion. “We believe the touch ecosystem recognizes the unique advantages of metal mesh touch sensors based on our UniBoss additive, roll to roll, flexible electronics process compared with traditional, subtractive, ITO-based, touch sensor solutions.”

The advantages of UniBoss touch screen technology include higher touch response and sensitivity, superior touch distinction, better durability, lower power requirements, and extensibility to many sizes and form factors. It also promises lower production costs versus standard ITO-based touch technology, including lower material costs, fewer steps in the manufacturing process and a simplified supply chain.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ:UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2011. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com